Exhibit 10.12

FORM OF OFFER LETTER

SALESFORCE.COM

[DATE]

[NAME]

[ADDRESS]

Dear [NAME]:

I am pleased to offer you a position with Salesforce.com, Inc. (the “Company”) as its [                        ] commencing on [                        ]. If you decide to join us, you will receive an annual salary of [                        ], less applicable withholding, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. As a Company employee, you are also eligible to receive certain employee benefits including Company stock options. Subject to Board approval you will be granted an option to acquire [                        ] shares of Common stock, vesting 1/4 at the end of one year, and 1/48 monthly thereafter so long as your employment with the Company continues. The exercise price will be equal to the fair market value of the common stock as determined by the Board.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within seven (7) business days of your date of hire, or our employment relationship with you may be terminated.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, rate or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in San Francisco, California, and we waive our rights to have such disputes tried by a court or jury. However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. You will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to working with you at Salesforce.com. Welcome aboard!

Sincerely,

/s/ MARC BENIOFF
Marc Benioff Chairman of the Board

AGREED TO AND ACCEPTED

[NAME]

SCHEDULE TO EXHIBIT 10.14

	Date of Offer Letter	Current Annual Salary	Current Annual Bonus	Other Key Terms
Marc Benioff	None	Current annual salary of $750,000.	Mr. Benioff is eligible to receive an annual discretionary bonus of 100% of his annual base salary, based on individual and Company performance.	N/A

Kenneth Juster	12/1/2004	Current annual salary of $420,000.	Mr. Juster is eligible to receive an annual discretionary target bonus of 75% of his annual base salary, based on individual and Company performance. This bonus was guaranteed during his first 12 months of employment.	If Mr. Juster is terminated without cause during the first 12 months of employment with salesforce.com, he will receive 6 months of his base salary and the greater of (i) accelerated vesting of 6 months of his original stock option grant or (ii) monthly vesting through his termination date, plus 6 months of COBRA. salesforce.com shall reimburse up to $100,000 of Mr. Juster’s relocation expenses.

Graham Smith	8/8/07	Current annual salary of $420,000.	Mr. Smith is eligible to receive an annual discretionary target bonus of 75% of his annual base salary, based on individual and Company performance.	If Mr. Smith is terminated without cause during the first 12 months of employment with salesforce.com, he will receive the greater of (i) 12 months of his base salary and accelerated vesting of 12 months of his initial equity grants or (ii) 18 months of his base salary. If Mr. Smith is terminated without cause after his first 12 months of employment with salesforce.com, he will receive 18 months of his base salary.

Jim Steele	9/18/2002	Current annual salary of $367,500.	Mr. Steele is eligible to receive an annual discretionary target bonus of 100% of his annual base salary, based on individual and Company performance.	If Mr. Steele terminated within the first 12 months of his employment with salesforce.com, he will receive 6 months base compensation and 6 months acceleration of vesting.

Polly Sumner	12/21/07	Current annual salary of $367,500.	Ms. Sumner is eligible to receive an annual discretionary target bonus of 100% of her annual base salary, based on individual and Company performance.	If Ms. Sumner is terminated without cause during the first 12 months of employment with salesforce.com, she will receive 6 months of her base salary and the greater of (i) accelerated vesting of 6 months of her original stock option grant or (ii) monthly vesting through her termination date, plus 6 months of COBRA.

This schedule sets forth the material terms of the offer letters and compensation packages with certain executive officers of salesforce.com, inc. The form is filed herewith.